Exhibit 99.1

FOR IMMEDIATE RELEASE

J. ALEXANDER’S HOLDINGS, INC. REPORTS RESULTS

FOR FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 29, 2019

NASHVILLE, TN, March 13, 2020 — J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company), owner and operator of J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and other restaurants, today reported results for the fourth quarter and full year ended December 29, 2019.

Fourth Quarter 2019 Highlights Compared To The Fourth Quarter Of 2018

•	Net sales for the fourth quarter of 2019 were $63,439,000, up from $63,205,000 reported in the fourth quarter of 2018.

•

Income from continuing operations before income taxes totaled $1,753,000 for the fourth quarter of 2019, including the impact of transaction, contested proxy and other related expenses of $410,000 related to the ongoing evaluation of strategic alternatives. This compares to a loss from continuing operations before income taxes of $470,000 in the fourth quarter of 2018, which included the impact of transaction, contested proxy and other related expenses of $4,715,000, of which $4,560,000 related to the termination fee for a consulting agreement between Black Knight Advisory Services, LLC (“Black Knight”) and the Company.

•

The Company recorded net income of $2,030,000 in the fourth quarter of 2019 compared to net income of $934,000 reported in the final quarter of 2018, which was impacted by the same factors as previously noted affecting income (loss) from continuing operations before income taxes. Results for the most recent quarter included an income tax benefit of $330,000 compared to an income tax benefit of $1,524,000 in the fourth quarter of 2018.

•	Basic and diluted earnings per share were $0.14 for the fourth quarter of 2019 compared to $0.06 for the fourth quarter of 2018.

•

Average weekly same store sales per restaurant (1) for the fourth quarter of 2019 were down 0.4% to $114,100 for the J. Alexander’s/Grill restaurants and down 2.0% to $83,700 for the Stoney River Steakhouse and Grill restaurants compared to the final quarter of 2018.

•	Adjusted EBITDA (2) was $6,960,000, or 11.0% of net sales, in the fourth quarter of 2019, compared to $7,364,000, or 11.7% of net sales, in the fourth quarter of 2018.

•	Restaurant Operating Profit Margin (3) was 12.2% in the most recent quarter compared to 12.8% for the fourth quarter of 2018.

•	Cost of sales as a percentage of net sales in the fourth quarter of 2019 was 32.9% compared to 32.7% in the final quarter of 2018.

The Company’s restaurant labor and related costs as a percentage of net sales were 30.5% in the fourth quarter of 2019 compared to 30.4% of net sales in the fourth quarter of 2018. Other restaurant operating expenses were 19.6% of net sales in the last quarter of 2019 compared to 19.5% of net sales in the same quarter of 2018.

The average weekly guest counts within the same store base of the Company’s J. Alexander’s/Grill restaurants were down 2.2% in the fourth quarter of 2019 compared to the fourth quarter of 2018. Guest counts within the same store base at the Company’s Stoney River Steakhouse and Grill restaurants were down 1.6% for the fourth quarter of 2019 compared to the final quarter of 2018. With respect to average guest checks, which include alcoholic beverage sales, the average guest check within the J. Alexander’s/Grill same store base of restaurants during the fourth quarter of 2019 was $33.06, up 1.7% from $32.51 recorded during the fourth quarter of 2018. The average guest check within the same store base of Stoney River Steakhouse and Grill restaurants was $43.92 during the last quarter of 2019, down 0.3% from $44.05 recorded in the final quarter of 2018.

On a consolidated basis, average weekly guest counts within the Company’s J. Alexander’s/Grill locations in the fourth quarter of 2019 were down 2.8% from the fourth quarter of 2018, while average weekly guest counts within the Company’s Stoney River Steakhouse and Grill locations decreased 2.2% for the fourth quarter of 2019 compared to the same quarter a year earlier. Average guest checks on a consolidated basis for the J. Alexander’s/Grill restaurants increased 1.8% from $32.52 in the last quarter of 2018 to $33.10 for the fourth quarter of 2019. Average guest checks for the Stoney River Steakhouse and Grill restaurants decreased 0.7% from $43.72 in the fourth quarter of 2018 to $43.42 in the fourth quarter of 2019.

The effect of menu pricing for the fourth quarter of 2019 was estimated to be a 1.7% increase for the J. Alexander’s/Grill restaurants and a 2.2% increase for the Stoney River Steakhouse and Grill restaurants compared to the last quarter of 2018. For the J. Alexander’s/Grill restaurants, management estimated that inflation in total food costs was 1.9% for the fourth quarter of 2019 compared to the same quarter in 2018, and beef costs were determined to have increased by an estimated 7.6% compared to the same quarter of the prior year. For the Stoney River Steakhouse and Grill restaurants, inflation for the fourth quarter of 2019 was estimated to total 2.3%, with beef costs up by 8.6% from the comparable quarter of 2018.

Chief Executive Officer’s Comments

“Several of the issues addressed in our last quarterly release, including continued competitive intrusion into certain markets, disruption of traffic patterns in selected locations related to ongoing construction surrounding our restaurants and the switchover from OpenTable to the Resy platform for our reservation system, continued to impact our total top line performance in the fourth quarter of 2019,” said Mark A. Parkey, President and Chief Executive Officer of J. Alexander’s Holdings, Inc.

“On the positive side,” Parkey pointed out, “we continue to be pleased with the progress and sales trends of our newer J. Alexander’s/Grill restaurants, all of which posted significant guest count increases in the fourth quarter of 2019. We are also encouraged with the strong initial performance of our newest restaurant, Merus Grill, which opened in Houston, TX, in November of 2019.”

Parkey explained that the Company’s new Resy reservation system operated for its first full quarter in the three months ended December 29, 2019. “While we estimate guest counts were negatively impacted by approximately 0.3% in the last quarter due to this initiative, we also estimate savings of approximately $225,000 in our operating expense line for the fourth quarter as a result.” Parkey said that the Company anticipated some short-term interruption in guest counts from the changeover in certain markets, but that the impact is not expected to have a long-term impact on guest counts and should result in significant long-term margin expansion from the related cost savings.

Parkey said that beef input prices were up during the fourth quarter of 2019 as compared to the prior year fourth quarter for both the J. Alexander’s / Grill and Stoney River concepts. “We experienced pressure on certain input prices, particularly for beef, which contributed to increased cost of sales. We took a small price increase in certain markets on beef products late in the fourth quarter in order to combat these increased input costs, and we believe we have room to take additional increases in most of our markets in fiscal 2020.”

Parkey continued, “While our long-term outlook remains positive, we, along with others in our industry, are concerned about the disruption to the business that the COVID-19 outbreak has caused and will continue to closely monitor the impact on the financial markets, business travel, spending patterns, and overall consumer confidence. We remain cautiously optimistic that the impact to our top-line performance will be relatively short-term, but cannot predict with certainty how any actions taken by government officials, including mandatory quarantines, may affect our results for fiscal 2020 . Fiscal 2020 will be a 53-week year, and will contain the benefit of New Year’s Eve, which is typically one of our highest volume days of the year, in both the first quarter and the fourth quarter of the year.”

Parkey further stated that the Company has elected not to provide formal guidance for fiscal 2020 in light of both the ongoing evaluation of strategic alternatives as well as the uncertain consumer environment. “The Company’s management and Board of Directors remain committed to working to maximize value for our shareholders. As part of the Board’s most recent efforts in evaluating strategic alternatives for the Company, the Company retained Piper Sandler as its financial advisor. Since August, the Board’s directive to Piper has been to focus its efforts primarily on finding a buyer for the entire Company. While the Company remains engaged in discussions with several interested parties, the Board believes that the uncertainties in both consumer sentiment and the financial markets caused by the COVID-19 outbreak make it relatively less likely that a satisfactory agreement with respect to both price and conditionality will be reached imminently. The Company expects to continue discussions and provide information to these interested parties and is hopeful that an agreement will be reached as these uncertainties are resolved. Of course, there can be no assurance that a transaction agreement will ultimately be reached. In recognition of this period of uncertainty, the Board has extended the timetable for shareholder nominations for the two Board seats up for election at this year‘s annual meeting. The new deadline will be April 21, 2020, a 30-day extension from the current date.”

Full Year Highlights For 2019

For the full year ended December 29, 2019, the Company recorded net sales of $247,269,000, up 2.1% from $242,264,000 posted in the previous full year. Within the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant were $113,400 for the year ended December 29, 2019, a decrease of 0.4% from $113,800 achieved for fiscal 2018. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales per restaurant were $79,500 for fiscal 2019, the same as posted in fiscal 2018.

Income from continuing operations before income taxes for fiscal 2019 increased to $8,485,000 from $2,862,000 reported in fiscal 2018. Included in results for fiscal 2019 were transaction, contested proxy and other related expenses of $1,178,000. This compares to transaction, contested proxy and other related expenses of $5,648,000 in fiscal 2018, which included the previously discussed termination fee of $4,560,000 related to the management consulting agreement with Black Knight. In addition, fiscal 2018 included non-cash profits interest expense of $2,644,000 and consulting fees of $703,000 associated with the now terminated Black Knight consulting agreement. No such expenses were recorded in 2019.

The Company recorded net income of $8,817,000 in fiscal 2019, up from $3,999,000 reported in fiscal 2018. Adjusted EBITDA for 2019 totaled $25,616,000, or 10.4% of net sales. This compares to $25,622,000, or 10.6% of net sales, achieved in 2018. Basic and diluted earnings per share totaled $0.60 in 2019 compared to $0.27 for both basic and diluted earnings per share in 2018. See attached “Adjusted EBITDA Reconciliation” for our definition of Adjusted EBITDA and a reconciliation to net income.

The average weekly guest counts within the same store base of J. Alexander’s/Grill restaurants decreased by 1.9% for fiscal 2019 and decreased by 0.2% within the Stoney River Steakhouse and Grill restaurants during 2019. The average guest check within the same store base at the J. Alexander’s/Grill restaurants increased 1.5% from $31.97 for 2018 to $32.44 for 2019. The average guest check within the same store base at the Stoney River Steakhouse and Grill restaurants increased by 0.1% from $42.77 in 2018 to $42.82 in 2019. The effect of menu price increases for 2019 was estimated to be 0.9% at J. Alexander’s/Grill restaurants, and 1.3% at the Stoney River Steakhouse and Grill restaurants compared to 2018.

Cost of sales as a percentage of net sales for 2019 was 32.1% compared to 31.9% for 2018. The estimated effect of inflation in food costs for 2019 was 1.4% for the J. Alexander’s/Grill restaurants, with beef costs up by 3.9% compared to 2018. For the Stoney River Steakhouse and Grill restaurants, the effect of inflation in food costs for 2019 was estimated to be 1.6% with beef costs up by 4.4% compared to 2018.

Restaurant Development

During the fourth quarter of 2019, the Company opened one new J. Alexander’s/Grill restaurant in Houston, TX. This restaurant, located in Uptown Park, marks the first location opened by the Company operating under the name Merus Grill.

The Company also has plans to open a new Redlands Grill in San Antonio, TX, at the end of the third quarter of 2020. Early in the first quarter of 2020, the Company signed a lease to build and operate a new J. Alexander’s Restaurant in Madison, AL, one of the fastest growing markets in the state. This new J. Alexander’s restaurant is scheduled to open during the fourth quarter of 2020.

(1)

Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than 18 months. Revenue associated with reduction in liabilities for gift cards, which is recognized in proportion to guest redemptions based on historical redemption rates and commonly referred to as gift card breakage, is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales are computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).

(2)

Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net income (loss). Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3)

“Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to Operating Income. Management uses Restaurant Operating Profit to measure operating performance at the restaurant level.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates 47 restaurants in 16 states. The Company has its headquarters in Nashville, TN.

For additional information, visit www.jalexandersholdings.com

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and other events and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margin in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; the Company’s evaluation of strategic alternatives; the health and financial effects of the COVID-19 outbreak; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2019, as amended on April 29, 2019, and subsequent filings. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Jessica Hagler

Chief Financial Officer

(615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net sales	$63,439	$63,205	$247,269	$242,264
Costs and expenses:
Cost of sales	20,897	20,692	79,338	77,262
Restaurant labor and related costs	19,363	19,240	76,905	74,850
Depreciation and amortization of restaurant property and equipment	3,027	2,847	11,874	10,870
Other operating expenses	12,423	12,319	49,451	48,245

Total restaurant operating expenses	55,710	55,098	217,568	211,227
Transaction, contested proxy and other related expenses	410	4,715	1,178	5,648
General and administrative expenses	4,934	3,362	18,750	20,485
Pre-opening expense	502	391	859	1,415

Total operating expenses	61,556	63,566	238,355	238,775

Operating income (loss)	1,883	(361)	8,914	3,489
Other income (expense):
Interest expense	(90)	(187)	(580)	(724)
Other, net	(40)	78	151	97

Total other expense	(130)	(109)	(429)	(627)

Income (loss) from continuing operations before income taxes	1,753	(470)	8,485	2,862
Income tax benefit	330	1,524	568	1,596
Loss from discontinued operations, net	(53)	(120)	(236)	(459)

Net income	$2,030	$934	$8,817	$3,999

Basic earnings per share:
Income from continuing operations, net of tax	$0.14	$0.07	$0.62	$0.30
Loss from discontinued operations, net	(0.00)	(0.01)	(0.02)	(0.03)

Basic earnings per share	$0.14	$0.06	$0.60	$0.27

Diluted earnings per share:
Income from continuing operations, net of tax	$0.14	$0.07	$0.61	$0.30
Loss from discontinued operations, net	(0.00)	(0.01)	(0.02)	(0.03)

Diluted earnings per share	$0.14	$0.06	$0.60	$0.27

Weighted average common shares outstanding:
Basic	14,695	14,695	14,695	14,695
Diluted	14,728	14,695	14,741	14,863

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income Data as a Percentage of Net Sales and

Other Financial and Performance Data (Unaudited)

	Quarter Ended		Year Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	32.9	32.7	32.1	31.9
Restaurant labor and related costs	30.5	30.4	31.1	30.9
Depreciation and amortization of restaurant property and equipment	4.8	4.5	4.8	4.5
Other operating expenses	19.6	19.5	20.0	19.9

Total restaurant operating expenses	87.8	87.2	88.0	87.2
Transaction, contested proxy and other related expenses	0.6	7.5	0.5	2.3
General and administrative expenses	7.8	5.3	7.6	8.5
Pre-opening expense	0.8	0.6	0.3	0.6

Total operating expenses	97.0	100.6	96.4	98.6

Operating income (loss)	3.0	(0.6)	3.6	1.4
Other income (expense):
Interest expense	(0.1)	(0.3)	(0.2)	(0.3)
Other, net	(0.1)	0.1	0.1	0.0

Total other expense	(0.2)	(0.2)	(0.2)	(0.3)

Income (loss) from continuing operations before income taxes	2.8	(0.7)	3.4	1.2
Income tax benefit	0.5	2.4	0.2	0.7
Loss from discontinued operations, net	(0.1)	(0.2)	(0.1)	(0.2)

Net income	3.2%	1.5%	3.6%	1.7%

Note: Certain percentage totals do not sum due to rounding.
Other Financial and Performance Data:
Adjusted EBITDA(1) (in thousands)	$6,960	$7,364	$25,616	$25,622
As a % of net sales	11.0%	11.7%	10.4%	10.6%
Average weekly sales per restaurant:
J. Alexander’s / Grill Restaurants	$113,100	$114,100	$112,100	$112,900
Percent change	(0.9)%		(0.7)%
Stoney River Steakhouse and Grill	$84,000	$86,400	$80,100	$79,800
Percent change	(2.8)%		0.4%
Average weekly same store sales per restaurant:
J. Alexander’s / Grill Restuarants	$114,100	$114,600	$113,400	$113,800
Percent change	(0.4)%		(0.4)%
Stoney River Steakhouse and Grill	$83,700	$85,400	$79,500	$79,500
Percent change	(2.0)%		0.0%

(1)	See definitions and reconciliation attached.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	December 29, 2019	December 30, 2018
Assets
Current assets:
Cash and cash equivalents	$8,803	$8,783
Other current assets	9,289	8,682

Total current assets	18,092	17,465
Other assets	5,698	5,557
Deferred income taxes, net	2,918	539
Property and equipment, net	109,303	109,332
Right-of-use lease assets, net	70,277	—
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,648	25,647
Deferred charges, net	239	272

	$247,912	$174,549

Liabilities and Stockholders’ Equity
Current liabilities	$31,226	$33,778
Long-term debt, net of portion classified as current and unamortized deferred loan costs	2,845	5,866
Long-term lease liabilities	75,883	—
Deferred compensation obligations	7,103	6,251
Other long-term liabilities	138	6,995
Stockholders’ equity	130,717	121,659

	$247,912	$174,549

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Year Ended
	December 29, 2019	December 30, 2018
Cash flows from operating activities:
Net income	$8,817	$3,999
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	12,123	11,157
Share-based compensation expense	1,498	3,765
Other, net	(1,675)	(1,659)
Changes in assets and liabilities, net	(3,508)	4,418

Net cash provided by operating activities	17,255	21,680
Cash flows from investing activities:
Purchase of property and equipment	(11,937)	(18,111)
Other investing activities	(255)	(497)

Net cash used in investing activities	(12,192)	(18,608)
Cash flows from financing activities:
Payments on long-term debt	(5,000)	(5,000)
Other financing activities	(43)	—

Net cash used in financing activities	(5,043)	(5,000)

Increase/ (decrease) in cash and cash equivalents	20	(1,928)
Cash and cash equivalents at beginning of the year	8,783	10,711

Cash and cash equivalents at end of the year	$8,803	$8,783

Supplemental disclosures:
Property and equipment obligations accrued at beginning of the year	$819	$1,854
Property and equipment obligations accrued at end of the year	1,116	819
Cash paid for interest	578	795
Cash paid for income taxes	1,072	704

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net income before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction, contested proxy and other related expenses, non-cash compensation, loss from discontinued operations, and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income, operating income (loss) or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended		Year Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net income	$2,030	$934	$8,817	$3,999
Income tax benefit	(330)	(1,524)	(568)	(1,596)
Interest expense	90	187	580	724
Depreciation and amortization	3,106	2,920	12,182	11,195

EBITDA	4,896	2,517	21,011	14,322
Transaction, contested proxy and other related expenses	410	4,715	1,178	5,648
Loss on disposal of fixed assets	28	80	135	202
Asset impairment charges and restaurant closing costs	—	3	(2)	17
Non-cash compensation	1,071	(462)	2,199	3,559
Loss from discontinued operations, net	53	120	236	459
Pre-opening expense	502	391	859	1,415

Adjusted EBITDA	$6,960	$7,364	$25,616	$25,622

Note: For purposes of computing Adjusted EBITDA, the $(450) and $2,644 for the quarter and year ended December 30, 2018, respectively, in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC (“BKAS”) on October 6, 2015 has been included in “Non-cash compensation” above. Additional expenses associated with the Company’s now terminated management agreement with BKAS totaling $116 and $703 for the quarter and year ended December 30, 2018, respectively, are included in general and administrative expenses and have not been included in the reconciliation set forth above. The management agreement was terminated during the fourth quarter of 2018 as disclosed in the Company’s Form 8-K filed Securities and Exchange Commission on November 30, 2018, and therefore the Company incurred no related expenses during the 2019 periods presented above.

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended				Year Ended
	December 29, 2019		December 30, 2018		December 29, 2019		December 30, 2018
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Operating income (loss)	$1,883	3.0%	$(361)	-0.6%	$8,914	3.6%	$3,489	1.4%
General and administrative expenses	4,934	7.8%	3,362	5.3%	18,750	7.6%	20,485	8.5%
Transaction, contested proxy and other related expenses	410	0.6%	4,715	7.5%	1,178	0.5%	5,648	2.3%
Pre-opening expense	502	0.8%	391	0.6%	859	0.3%	1,415	0.6%

Restaurant Operating Profit	$7,729	12.2%	$8,107	12.8%	$29,701	12.0%	$31,037	12.8%